Schedule 13G
Exhibit C

Documents Incorporated by Reference

Shareholders’ Agreement between Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal, dated April 9, 1999 (incorporated herein by reference to Exhibit 2.2 to the Issuer’s Registration Statement on Form 20-F, dated June 25, 2002, SEC File No. 001-31368) (in English translation for information purposes only)

Amendment to Shareholders’ Agreement between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal, dated November 24, 2003 (incorporated herein by reference to Exhibit 10.2 to the Issuer’s Form F-4 filed January 29, 2004, SEC File Number 333-112314) (in English translation for information purposes only)

Protocol of Agreement between Total S.A., Elf Aquitaine, Valorisation et Gestion Financière and L’Oréal, dated January 25, 2004 (incorporated herein by reference to Exhibit 10.3 to the Issuer’s Form F-4 filed January 29, 2004, SEC File Number 333-112314) (in English translation for information purposes only).